EXHIBIT 99.3

Description of Phelps Dodge International

Products and Services.  Phelps Dodge International, or PDIC, is an international manufacturer, distributor and seller of wire and cable products which was acquired by Freeport-McMoRan Copper & Gold Inc. in March 2007. With more than 50 years of experience in the wire and cable industry, PDIC manufactures a full range of electrical engineered wire and cable products, including electric utility and industrial power cables, construction and electrical infrastructure cables, cables for various original equipment manufacturer, or OEM, applications, and communications products. PDIC’s customers operate in the energy, construction, consumer, OEM, industrial and natural resource sectors. In addition to its manufacturing capabilities, PDIC provides a global network of management, development, design, distribution, marketing assistance, technical support and engineering and purchasing services to contractors, distributors, and public and private utilities. The following table provides a description of PDIC’s principal products, markets and end-users for each category of products it sells:

Product Category	Principal Products	Principal Markets	Principal End-Users

Energy and industrial
•  cable products for the transmission and distribution of electrical energy, such as copper, aluminum, aluminum alloy bare conductors, anti-theft cables, anti-tracking cables, high voltage, medium- and low-voltage cables for underground applications
•  medium- and low-voltage power cables for industry application
•  submarine cables
•  armored cables
•  control and instrumentation cables
•  mining cables
		• power utilities • industrial segments, such as mining, oil and gas, petrochemical, pulp and paper • wind power generation • nuclear power generation	• power utilities • electrical contractors • industry • electrical distributors

Construction and infrastructure	• building wire • flexible cords • power cables for mass transportation application • halogen-free, low-smoke and flame retardant cables • control and instrumentation cables	• construction segment • electrical distributors • home centers • electrical contractors • underground transportation systems, such as subways	• electricians • installation contractors • home applications • engineering contractors • major wholesalers

OEM	• flexible cords • round copper magnet wire • lead cables • copper rod • aluminum rod	• motor manufacturers • harnesses industry • apparel industry • wire and cable industry	• OEMs • wire and cable manufacturers

Communications	• telecommunication and local area network cables	• telephone communication • data communication • construction segment	• telephone companies • electrical contractors • communication contractors

Geographic Locations.  PDIC has manufacturing, distribution and sales facilities or representatives in 23 countries worldwide, principally in Latin America, sub-Saharan Africa and Southeast Asia. PDIC’s manufacturing operations are concentrated in emerging countries worldwide, and copper rod operations in China, Thailand and Zambia, and aluminum rod operations in Brazil, Thailand and Venezuela. The following chart provides a brief description of PDIC’s key worldwide operations:

Location of PDIC
Operations	Business Conducted	Principal Products

Latin America
•    copper and aluminum rod mills (located in Brazil, Chile and Venezuela)
•    7 manufacturing plants (located in Brazil, Chile, Costa Rica, Honduras and Venezuela)
•    10 distribution centers
•    16 sales offices

•    aluminum rod
•    copper rod
•    bare and insulated aluminum and aluminum alloy cables
•    copper and aluminum power cables
•    mining and industrial cables
•    armored cables
•    submarine cables
•    building wire and flexible cords

Sub-Saharan Africa	• copper rod mills (located in Zambia) • 1 manufacturing plant (located in Zambia) • 1 major distribution center (located in South Africa) • 2 sales offices	• copper rod • bare copper wires • low voltage power cables • overhead aluminum and aluminum steel reinforced overhead conductors • building wires • flexible cables • telecommunication wire and cables

Southeast Asia	• copper and aluminum rod mills (located in Thailand) • 4 manufacturing plants (located in the Philippines and Thailand) • 3 sales offices
•    copper and aluminum wire
•    cable products for the transmission, distribution and industrial application of electrical energy
•    telecommunication and local area network cables
•    building wire and flexible cords

China	• 3 manufacturing plants • 2 sales offices
•    power cables
•    plastic insulated aerial cables
•    PVC insulated low voltage power cables
•    fire-retardant power cables for coal mines
•    control cables
•    computer (instrumentation) cables
•    building wire
•    bare wire
•    round copper magnet wire

Results of Operations Summary.  During fiscal 2006, PDIC had revenues of approximately $1.2 billion and operating earnings of approximately $67.8 million. More than half of PDIC’s revenues in 2006 came from customers located in South America, Central America and the Caribbean. From January 1, 2007 to March 19, 2007, PDIC had revenues and operating earnings of $242.4 million and $23.1 million, respectively. From March 20, 2007 to June 30, 2007, PDIC had revenues and operating earnings of $421.5 million and $44.8 million, respectively.

The audited financial statements of PDIC as of and for the year ended December 31, 2006 and the unaudited financial statements of PDIC for the period from January 1, 2007 to March 19, 2007, as of June 30, 2007 and for the period from March 20, 2007 to June 30, 2007, together with the notes to such financial statements, are included on pages F-1 through F-54 of this offering memorandum.

Sales and Marketing.  PDIC markets and sells its products in 45 countries through its worldwide network of sales and distribution centers located in Colombia, Ecuador, El Salvador, Guatemala, Honduras, Mexico, Panama, Puerto Rico, South Africa and the United States, as well as a network of sales representatives located in Australia, Argentina, Middle East, India, Singapore and Peru.

Seasonality.  PDIC has experienced, and we expect it to continue to experience, certain seasonal changes in sales and cash flows from its operations. Increased amounts of cash are required during the first half of the year to replenish inventories in anticipation of increased demand during the spring and summer months, when construction activity significantly increases and during periods when holidays are observed in the Latin American countries where PDIC operates. Receivables related to higher sales activity during the spring and summer months are generally collected during the fourth fiscal quarter of the year.

Intellectual Property.  PDIC owns various intellectual property relating to its operations and products throughout the world, including patents, trademarks, licenses and domain names. This intellectual property includes patents in Brazil, Canada, China, Hungary, India, Mexico, Taiwan, Thailand and the United States for pulse and voltage surge resistant magnet wire, abrasion resistant coat wire and certain polyamideimide compositions. PDIC holds approximately 130 registered trademarks in the countries in which it operates relating to the Phelps Dodge International Corporation and PDIC global marks and the products that PDIC manufactures.

Real Property.  PDIC owns the plants and land on which its manufacturing operations are located and leases its sales and distribution offices.

PDIC Management.  Mathias Sandoval, age 47, is PDIC’s president. Mr. Sandoval has over 24 years of operating experience with PDIC in emerging markets, including those in which PDIC presently operates. We anticipate that Mr. Sandoval and his management team will join General Cable after the closing of the acquisition and Mr. Sandoval will continue to be responsible for managing substantially all of the acquired operations.

Employees.  PDIC has approximately 3,000 employees, of which approximately 1,100 are represented by labor unions in Brazil, Chile, Venezuela and Zambia, under labor agreements that expire in 2007, 2010, 2009 and 2007, respectively. PDIC has finalized negotiations with respect to the Zambian labor agreement, which is awaiting final approval by the Ministry of Labor. Negotiations are ongoing with respect to the two Brazilian labor agreements.

Raw Materials.  PDIC obtains its raw aluminum and copper to manufacture its products from diverse geographic areas. The most significant suppliers of raw copper are CODELCO in Chile and Mopani Copper Mines and KCM Copper Mines in Zambia. PDIC receives a significant portion of its raw aluminum from Venalum in Venezuela and ALCOA in Brazil and Thailand.

Competition.  The markets for PDIC’s products are extremely competitive. PDIC experiences competition from a number of other companies that operate within its target markets. We believe that PDIC has distinguished itself from its competition through its continued investment in manufacturing and distribution technology and equipment, its focus on continuous improvement of quality control and safety processes, and the breadth of its product lines and distribution resources.

Although primary competitive factors for PDIC’s products vary by product category, the principal factors influencing competition are generally price, quality, breadth of product line, inventory availability, delivery time and customer service. Certain of PDIC’s products are designed to meet industry specifications, and are therefore functionally interchangeable with products of those competitors. PDIC’s brand recognition and longevity in the wire and cable industry also provides a primary differentiating factor that distinguishes PDIC from its competitors.

Environmental Matters.  PDIC is subject to a variety of foreign laws and regulations regulating the storage, handling, emission and discharge of hazardous materials into the environment, as well as laws protecting the various natural resources of the countries in which it operates. While it is difficult to estimate future environmental liabilities accurately, assuming we complete the acquisition of PDIC, we do not currently anticipate any material adverse effect on our results of operations, financial position or cash flows as a result of PDIC’s compliance with foreign environmental laws or regulations or applicable environmental remediation programs.

Litigation.  PDIC is periodically a party to or otherwise involved in legal proceedings and administrative actions arising in the normal course of business. Such proceedings and actions should not, individually or in the aggregate, have a material adverse effect on our results of operations, cash flows or financial position after the consummation of the acquisition.

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PDIC is headquartered at 806 Douglas Road, Suite 800, Coral Gables, Florida 33134. Its telephone number is (305) 648-7888. PDIC has a website at http://www.pdic.com. This is an inactive hyperlink reference, and information on PDIC’s web site is not deemed to be a part of, or incorporated by reference into, this offering memorandum.

The information herein excludes the pro forma effects on our financial statements of the proposed acquisition of PDIC. Those effects would include, but are not limited to, incremental financing costs and the impact of purchase accounting on PDIC’s historical asset values. We estimate that the annual interest expense and additional depreciation and amortization as a result of the acquisition of PDIC would have been between $53 million and $62 million in 2006 had the acquisition occurred on January 1, 2006. This estimate is based on the preliminary allocations of the purchase price to the assets of PDIC. Actual allocations may vary significantly from this estimate. We also estimate that we may record a material amount of goodwill as a result of the acquisition of PDIC. Any such goodwill would be subject to an annual impairment test which may negatively affect our future financial statements. The pro forma adjustments are expected to reflect (1) no adjustments for significant cost reductions as a result of the overlapping operations to be acquired and (2) purchase accounting adjustments reflected in PDIC’s historical financial statements included in this offering memorandum, which adjustments were made as a result of the acquisition of PDIC by Freeport in March 2007. The pro forma financial statements reflecting our acquisition of PDIC have not yet been finalized and may require significant adjustments to the historical information presented above.